UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
-------------------------

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

June 6, 2007
(Date of earliest event reported)

vFINANCE, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-11454	58-1974423
(State or Other Jurisdiction of	(Commission File No.)	(IRS Employer Identification No.)
Incorporation)

3010 North Military Trail
Suite 300
Boca Raton, Florida 33431
(Address of Principal Executive Offices)

(561) 981-1000
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 12, 2007, vFinance, Inc. (the “Company”) announced that Jorge A. Ortega, age 44, was elected to the Company’s Board of Directors (the “Board”) as of June 6, 2007. Mr. Ortega has served as President of The Jeffrey Group, Inc., a marketing, communications and public relations consulting firm since February 2005. From October 1991 to January 2005, Mr. Ortega was Managing Director of Burson-Marsteller, LLC, a global public relations and public affairs firm. Mr. Ortega received his B.A. degree in Business Administration from The American University in 1985.

For his service on the Board, Mr. Ortega will receive an annual fee of $12,000, payable quarterly. In connection with his appointment to the Board, the Company granted Mr. Ortega a five-year stock option to purchase 200,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), at an exercise price of $0.20 per share, the closing price of the Common Stock on June 6, 2007.

On June 6, 2007, the Company also granted Charles R. Modica, a member of the Board, a five-year stock option to purchase 200,000 shares of Common Stock at an exercise price of $0.20 per share. For his service on the Board, Mr. Modica also will receive an annual fee of $12,000, payable quarterly.

The stock options granted to Messrs. Ortega and Modica vest 25% per year over four years beginning on June 6, 2008. Upon the acquisition by an individual or company of 50.1% or more of the Company’s issued and outstanding shares of Common Stock, all options granted to Messrs. Ortega and Modica will become immediately vested.
Item 9.01	Financial Statements And Exhibits.

(c)	Exhibits.

	99.1	Press release issued by vFinance, Inc. on June 12, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

vFINANCE, INC.

Date: June 12, 2007	By:	/s/ Leonard J. Sokolow
Name: Leonard J. Sokolow
Title: Chief Executive Officer

Exhibit Index

Exhibit No.	Description

99.1	Press release issued by vFinance, Inc. on June 12, 2007.